Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Jackie Seneker
SiriCOMM, Inc.
2900 Davis Blvd., Suite 130
Joplin, MO 64804
Phone: 417-626-9971
Web: http://www.siricomm.com
Email: info@siricomm.com

     SiriComm Enhances Board of Directors with Appointment of Austin O'Toole

   Corporate Lawyer and Former Corporate Secretary to The Coastal Corporation
                     Brings Insight on Corporate Governance

Joplin, Mo. - June 16, 2004 -- SiriCOMM, Inc. (OTC BB: SIRC), a nationwide broadband wireless software and network infrastructure solutions company for the commercial transportation industry and government market, today announced the appointment of Mr. Austin O'Toole as a member of the SiriCOMM Board of Directors. Mr. O'Toole practices corporate law and alternative dispute resolution in Houston and Galveston, Texas.

For over twenty years, Mr. O'Toole served as senior vice president, corporate secretary, and senior council to The Coastal Corporation. He represented Coastal and its subsidiaries in connection with finance, mergers and acquisitions, S.E.C. and stock exchange matters, including disclosure. He managed the corporate secretary's office, which involved organizing, qualifying, merging, and other corporate transactions for some 500 domestic and foreign subsidiaries. He also directed the shareholder relations department. As a senior officer of Coastal, he was directly responsible for ensuring compliance with a rigorous corporate approval policy.

Mr. O'Toole is a member of the State Bar of Texas and has served on the Securities Law Committee; the Houston Bar Association (he is the former chairman of the corporate counsel section); and the American Bar Association. He is a member of the American Society of Corporate Secretaries, and a former director of that organization. He has been a member of the Advisory Board of the A. A. White Dispute Resolution Institute at the University of Houston. He also served as president and a member of the board of directors of the Foundation for the Council on Alcohol and Drugs-Houston, Inc. (and successfully led a $4.2 million capital campaign). For 20 years he was a member of the board of directors of the Houston Marathon Committee, Inc., which produces the HP Houston Marathon, and is himself a veteran of 29 marathons. His biographies appear in Who's Who in America and Who's Who in American Law.

"We continue to develop the board by adding more independent representation," said Hank Hoffman, SiriCOMM CEO and chairman of the board. "Mr. O'Toole has a strong track record in corporate governance and extensive experience dealing with stock exchange matters. His expertise in these important areas will enable us to better meet compliance requirements associated with the Sarbanes-Oxley Act and SEC regulations."

In addition to Austin O'Toole, members of the SiriCOMM Board of Directors are Hank Hoffman, Chairman, Rick Iler, Kory Dillman, David Mendez, and Terry Thompson. Messrs. O'Toole and Thompson have been appointed to the Corporations Audit Committee.

About SiriCOMM

SiriCOMM provides nationwide broadband wireless software and network infrastructure solutions for the commercial transportation industry and government market. The Company has a vertically integrated technology platform incorporating both software applications and broadband network infrastructure and access. The vertical-specific, enterprise-grade software solutions are designed to help businesses of any size and the government to significantly increase profitability, reduce operating costs, improve productivity and operational efficiencies, enhance safety, and strengthen security. The Company's unique, commercial-grade private network solution is built for enterprises and integrates multiple technologies to enable an ultra high-speed, open-architecture wireless data network for its software applications and Internet access. The Company believes that its vertical-specific software, network technology, deep industry relationships, and low cost of operations represent significant value to the commercial transportation industry and the government market.

Statements about the future performance of SiriCOMM, economic trends, and other forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of SiriCOMM's products, increased levels of competition for the company, new products and technological changes, SiriCOMM's dependence on third-party suppliers, and other risks detailed from time to time in SiriCOMM's periodic reports filed with the Securities and Exchange Commission. SiriCOMM provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.

Contact Information
Jackie Seneker
SiriCOMM, Inc.
417-626-9971
info@siricomm.com
http://www.siricomm.com
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